Exhibit 99.1

Aastrom Biosciences Enters into $15 Million

Equity Commitment with Lincoln Park Capital

ANN ARBOR, Mich., January 27, 2014 (GLOBE NEWSWIRE) — Aastrom Biosciences, Inc. (Nasdaq: ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, announced today that it has entered into  a stock purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), an institutional investor. Under the terms of the agreement, Aastrom has the right to sell up to $15 million in shares of common stock to Lincoln Park over a thirty-month period subject to certain limitations and conditions set forth in the purchase agreement.

“This agreement provides Aastrom with an additional tool for accessing capital to complement business collaborations, grants and traditional fundraising and, as such, provides the company with added financial strength and flexibility,” commented Nick Colangelo, president and chief executive officer of Aastrom. “The agreement enables us to sell shares from time-to-time on market-based terms to a committed, long-time investor and we intend to use the facility as appropriate to help support the achievement of our operational and other corporate objectives, which include the advancement of our Phase 2b ixCELL DCM clinical trial in patients with advanced heart failure due to ischemic dilated cardiomyopathy.”

The elements of the new facility include:

•                  the company controls the timing and amount of any sales of common stock to Lincoln Park at a known price;

•                  Lincoln Park cannot require the company to make sales, but is obligated to make purchases as the company directs in accordance with the terms of the agreement; ,

•                  no upper limit on the price per share that Lincoln Park could be obligated to pay for shares of common stock under the purchase agreement; and

•                  no limitations on use of proceeds, financial covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages.

More information is available in the company’s Current Report on Form 8-K, filed today with the U.S. Securities and Exchange Commission.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases.  The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues.  Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy.  For more information, please visit Aastrom’s website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=3663

About Lincoln Park Capital Fund, LLC (“LPC”)

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital, offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

This document contains forward-looking statements, including, without limitation, statements concerning future purchases pursuant to the purchase agreement with Lincoln Park, clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development,  all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with the closing of the offering described herein, Aastrom’s intended use of proceeds in connection with the offering, clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses.  These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (“SEC”) on March 18, 2013, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.